EXHIBIT 2


REFERENCE TO ARTHUR ANDERSEN'S CONSENT

In August 2001, the Plan dismissed Arthur Andersen LLP and engaged KPMG LLP to audit the Plan's financial statements for the year ended December 31, 2001. The Plan has not been able to obtain Arthur Andersen LLP's consent to incorporate by reference the audited financial statements for the year ended December 31, 2000 into the Plan's existing registration statement. Because the Plan has not been able to obtain such consent, recovery of damages by investors in the Plan Sponser's common stock sold pursuant to the registration statement may be limited.